UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 20, 2009

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On March 20, 2009, a foreign subsidiary of Pier 1 Imports, Inc. (the “Company”), Pier International Limited, a Hong Kong private limited company, entered into a series of purchase agreements pursuant to which Pier International Limited purchased an aggregate $78,941,000 principal amount of the Company's 6.375% Convertible Senior Notes due 2036 (the “Notes”) from various holders in privately negotiated transactions. Pier International Limited paid an aggregate $27,399,105.42 for the Notes, which included interest accrued to the date of purchase. Pier International Limited presently intends to hold the Notes until maturity. As a result of this transaction the Company has reduced its outstanding debt by $78,941,000 on a consolidated basis.

Item 2.02   Results of Operations and Financial Condition.

On March 20, 2009, the Company issued a press release announcing preliminary results for the fourth quarter ended February 28, 2009. A copy of this press release is attached hereto as Exhibit 99.1.

Item 2.05   Costs Associated with Exit or Disposal Activities.

On February 3, 2009, the Company announced it had hired DJM Realty to assist with lease negotiations for rental reductions across its store portfolio. At the time, the Company estimated that it may close up to 125 locations if rental reduction negotiations proved unsuccessful. To date, the Company has reached agreements in principal to terminate the leases on 14 stores and has decided to close 2 additional stores for which termination or rental reduction agreements were unable to be reached. The Company estimates total charges of approximately $4 million in cash and non-cash termination charges related to these closures, of which $2 million will be incurred in the first quarter of fiscal 2010.  The cash portion of these charges will be partially offset by the liquidation of inventory in the closing stores. As a result of its efforts to date, the Company has achieved approximately $5 million in rental savings for fiscal 2010 and now estimates that it will close no more than 80 locations. Actual expenses related to these closures cannot be estimated as they will largely depend on the results of on-going negotiations.

Item 8.01   Other Events.

As previously announced, on December 15, 2008, the Company received a notice from NYSE Regulation, Inc. dated December 15, 2008, that the Company was not in compliance with the New York Stock Exchange (“NYSE”) continued listing standard under section 802.01C of the NYSE Listed Company Manual due to the fact that the average closing share price of the Company’s common stock over a consecutive 30 trading-day-period was less than $1. Under the NYSE rules, the Company has six months from December 15, 2008, to bring its share price and average share price back above $1. In the event that at the expiration of the six-month cure period, both a $1 share price and a $1 average share price over the preceding 30 trading days are not attained, the NYSE will commence suspension and delisting procedures. The Company notified NYSE Regulation, Inc. within the required ten business days that it intended to cure the deficiency.

On February 26, 2009 the Company received notice from the NYSE that the NYSE had suspended its $1 minimum price requirement on a temporary basis, initially through June 30, 2009. At the time the Company received the notice, it was within the six-month compliance period to meet the $1 minimum price criteria. If the Company does not regain compliance prior to June 30, 2009, with the $1 minimum price criteria, the Company’s remaining balance of its compliance period will commence on that date unless further suspensions are implemented by the NYSE.

Under section 802.01B of the NYSE Listed Company Manual, the NYSE will also promptly initiate suspension and delisting procedures with respect to a company if a company is determined to have average global market capitalization over a consecutive 30 trading-day period of less than $25 million. A company is not eligible to provide the NYSE with a plan advising the NYSE of definitive action the company has taken, or is taking, that would bring it into conformity with continued listing standards with respect to this criterion.

On January 23, 2009, the NYSE temporarily changed to $15 million from $25 million the minimum global market capitalization required of listed issues. On February 26, 2009, this temporary change was extended by the NYSE until June 30, 2009.

The Company has not received notice from the NYSE that the Company is not in compliance with the minimum global market capitalization required of listed issues. However, on March 19, 2009, the Company's average global market capitalization over a consecutive 30 trading-day period was less than $25 million.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated March 20, 2009, announcing subsidiary purchase of $79 million in convertible debt; pre-releases fourth quarter financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date:	March 20, 2009	By:	/s/ Michael A. Carter
Michael A. Carter, Senior Vice
President and General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 20, 2009, announcing subsidiary purchase of $79 million in convertible debt; pre-releases fourth quarter financial results.